August 26, 2021

High Income Securities Fund
c/o US Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

Re:	High Income Securities Fund (333-257397/811-05133) Registration Statement on Form N-2

Dear Sir/Madam:

In connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) filed by High Income Securities Fund (the “Fund”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), covering the shares of beneficial interest of the Fund, we hereby consent to the use of our name as counsel in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act, the 1940 Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP